UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 26, 2016

XL GROUP LTD

(Exact name of registrant as specified in its charter)

Bermuda	1-10804	98-1304974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

O'Hara House, One Bermudiana Road, Hamilton, Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (441) 292-8515

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.
The following information is being furnished under Item 2.02, "Results of Operations and Financial Condition." This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
On October 26, 2016, XL Group Ltd issued the press release attached as Exhibit 99.1 and incorporated by reference herein announcing the results of XL Group Ltd for the third quarter ended September 30, 2016.

Item 8.01.    Other Events.

The Company announced that, for personal financial management purposes, Mr. McGavick is planning to exercise stock options and sell shares sufficient to generate approximately $12.5 million in after tax proceeds.  Such sales are expected to be done pursuant to a 10b5-1 trading plan and will be disclosed publicly through Form 4 filings with the U.S. Securities and Exchange Commission.  Such trading plan will be designed to comply with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and will be entered into in accordance with the Company’s securities trading policies. Sales pursuant to the trading plan are expected to end no later than June 30, 2017. If all securities expected to be subject to the trading plan are sold, such sales would represent approximately 31.6% of Mr. McGavick’s current securities beneficially owned in accordance with Rule 13d-3 under the Exchange Act.  Following the sales, Mr. McGavick is expected to continue to remain in compliance with the Company’s share ownership guidelines, owning securities with an aggregate market value in excess of six times his base salary.  For purposes of these guidelines, securities include shares beneficially owned as well as restricted stock units, restricted stock awards and the “in-the-money” value of vested stock options.

Item 9.01.    Financial Statements and Exhibits.
(d)     Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release ("XL Group Ltd Announces Third Quarter 2016 Results"), dated October 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2016

XL Group Ltd (Registrant)
By:	/s/ Kirstin Gould
Name: Kirstin Gould Title: General Counsel and Secretary